Exhibit 3.4

BYLAWS

OF

REACTIVE MEDICAL LABS INC.

a Delaware corporation

i

ii

BYLAWS

OF

REACTIVE MEDICAL LABS INC.

ARTICLE I

OFFICES

Section 1. REGISTERED OFFICE AND PRINCIPAL OFFICE. The registered office of the corporation in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drives, Wilmington, Delaware 19808 or such other place as the Board of Directors may designate. The Board of Directors shall fix the location of the principal executive office of the corporation at any place within or outside the State of Delaware.

Section 2. OTHER OFFICES. The Board of Directors may establish branches or subordinate offices at any place in Delaware or otherwise.

Section 3. REGISTERED AGENT. The registered agent of the corporation in the State of Delaware is Corporation Service Company.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1. PLACE OF MEETINGS. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any designation, stockholders’ meetings shall be held at the principal executive office of the corporation. If authorized by the Board of Directors, in its sole discretion, and subject to the requirements of consent in Section 212(c)(2) of the General Corporation Law of Delaware and such guidelines and procedures as the Board of Directors may adopt, stockholders not physically present in person or by proxy at a meeting of stockholders may participate in a meeting of stockholders by electronic (i) transmission by and to the corporation or (ii) video screen communication, be deemed present in person or by proxy and vote at the meeting of stockholders, whether that meeting is held at a designated place or, in whole or part, by means of electronic transmission by and to the corporation or video screen communication.

Section 2. ANNUAL MEETING. The annual meeting of stockholders shall be held each year on the second Tuesday of June. At each annual meeting, directors shall be elected and any other proper business, which is within the powers of the stockholders, may be transacted.

Section 3. SPECIAL MEETING. A special meeting of the stockholders may be called at any time by the Board of Directors, Chairman of the Board, President or one or more stockholders holding shares in the aggregate entitled to cast not less than a majority of the votes at that meeting.

Section 4. ELECTRONIC MEETINGS.

A. A meeting of the stockholders may be conducted, in whole or in part, by electronic transmission by and to the corporation or video screen communication if (i) the corporation implements reasonable measures to provide stockholders (in person or by proxy) a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting concurrently with those proceedings and (ii) any stockholder votes or takes other action at the meeting by means of electronic transmission to the corporation or video screen communication, a record of that vote or action is maintained by the corporation. Any request by the corporation to a stockholder pursuant to Section 215(e) of the General Corporation Law of Delaware for consent to conduct a meeting of stockholders by electronic transmission by and to the corporation shall include a notice that absent receipt of an unrevoked consent to the use of electronic transmissions from the stockholder, the meeting shall be held at a physical location in accordance with the provisions of Section 1 of this Article II.

B.	“Electronic transmission by the corporation” means a communication:

(1)	delivered by:

(i)	facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, for that recipient on record with the corporation;

(ii)	posting on an electronic message board or network which the corporation has designated for those communications, together with a separate notice to the recipient of the posting, which transmission shall be validly delivered upon the later of the posting or delivery of the separate notice thereof; or

(iii)	other means of electronic communication other than telephones;

(2)	to a recipient who has provided an unrevoked consent to the use of those means of transmission for communications pursuant to the General Corporation Law of Delaware; and

(3)	that creates a record that is capable of retention, retrieval, and review, and may thereafter be rendered into clearly legible tangible form.

C. However, an electronic transmission by a corporation to a stockholder under the General Corporation Law of Delaware is not authorized unless, in addition to satisfying the requirements of Article II Section 4(b), the transmission satisfies the requirements applicable to consumer consent to electronic records as set forth in the Electronic Signatures in Global and National Commerce Act (15 U.S.C.A § 7001(c)(1)), as the same may be amended.

D.	“Electronic transmission to the corporation” means a communication:

(1)	delivered by:

(i)	facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, which the corporation has provided to stockholders and directors for sending communications to the corporation;

(ii)	posting on an electronic message board or network which the corporation has designated for those communications and which transmission shall be validly delivered upon the posting; or

(iii)	other means of electronic communication other than telephones;

(2)	as to which the corporation has placed in effect reasonable measures to verify that the sender is the stockholder (in person or by proxy) or director purporting to send the transmission; and

(3)	that creates a record that is capable of retention, retrieval and review, and may thereafter be rendered into clearly legible tangible form.

Section 5. NOTICE OF STOCKHOLDERS’ MEETINGS.

A. All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 6 of this Article II and not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting, means of electronic transmission by and to the corporation or video screen communication (if any) by which stockholders may participate in the meeting and in the case of (i) a special meeting, the general nature of the business to be transacted or (ii) annual meeting, those matters which the Board of Directors, at the time of giving the notice, intends to present for action by the stockholders. The notice of any meeting at which directors are to be elected shall include the name of any nominees whom, at the time of the notice, management intends to present for election.

B. If action is proposed to be taken at any meeting for approval of (i) a contract or transaction in which a director has a direct or indirect material financial interest, (ii) an amendment of the Certificate of Incorporation of the corporation, (iii) an election to voluntarily wind up and dissolve the corporation or (iv) a distribution in dissolution other than in accordance with the rights of holders of outstanding preferred stock as set forth in the Certificate of Incorporation of the corporation, the notice shall also state the general nature of that proposal.

Section 6. MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

A. Notice of any meeting of stockholders shall be given either in person, by electronic transmission by the corporation, first-class mail or other means of written communication, charges prepaid, addressed to the stockholder at the address of that stockholder appearing on the books of the corporation or given by the stockholder to the corporation for the purpose of notice. Notice shall be deemed to have been given at the time when delivered personally, sent by electronic transmission by the corporation, deposited in the mail or sent by other means of written communication. An affidavit of the Secretary, Assistant Secretary or transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

B.	Notice given by electronic transmission by the corporation must comply with Section

232 of the General Corporation Law of Delaware. Notice shall not be given by electronic transmission by the corporation if the (i) corporation is unable to deliver two (2) consecutive notices to the stockholder by electronic transmission or (ii) inability to so deliver the electronic notices to the stockholder becomes known to the Secretary, any Assistant Secretary, transfer agent or other person responsible for giving the notice.

Section 7. QUORUM. The presence of the holders (in person or by proxy) of a majority of the shares entitled to vote at any meeting of stockholders shall constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by holders of at least a majority of the shares required to constitute a quorum.

Section 8. ADJOURNED MEETING; NOTICE. Any stockholders’ meeting may be adjourned by the vote of the majority of the shares represented at that meeting (either in person or by proxy), whether or not a quorum is present. In the absence of a quorum and except as provided in Section 7 of this Article III, no other business may be transacted at the meeting. If the time and place (or means of electronic transmission by and to the corporation or video screen communication by which the stockholders may participate) are announced at the meeting at which the adjournment is taken and unless (i) a new record date for the adjourned meeting is fixed or (ii) the adjournment is for more than thirty (30) days from the date set for the original meeting (in which case the Board of Directors shall set a new record date), notice need not be given when any meeting of stockholders is adjourned to another time and place. If (i) the adjournment is for more than thirty (30) days or (ii) a new record date is fixed for the adjourned meeting, a notice of such meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 5 and 6 of this Article II. At any adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.

Section 9. VOTING.

A. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 12 of this Article II, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting shares held by a fiduciary, pledgors, in joint ownership or bound by voting trusts or voting agreements). The stockholders’ vote may be by voice or by ballot, provided that any election for directors must be by ballot. On any matter other than election of directors, any stockholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares, or vote them against the proposal. If the stockholder fails to specify the number of shares which the stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares that the stockholder is entitled to vote. If a quorum is present and unless the vote of a greater number or voting by classes is required by the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the stockholders. Directors shall be elected by a plurality of the votes of the shares present (in person or represented by proxy) at the meeting and entitled to vote on the election of directors.

Section 10. WAIVER OF NOTICE OR CONSENT BY ABSENT STOCKHOLDERS. If (i) a quorum be present (either in person or by proxy) and (ii) either before or after the meeting each person entitled to vote who was not present (in person or by proxy) signs a written waiver of notice, a consent to a holding of the meeting or an approval of the Minutes, the transactions of any meeting of stockholders, however called and noticed and wherever held, shall be as valid as though held at a meeting duly held after regular call and notice. If action is taken or proposed for approval of any matters specified in subparagraph B of Section 5 of this Article II, the waiver of notice or consent shall state the general nature of the proposal. Otherwise, the waiver of notice, consent or approval of the Minutes need not specify the business to be transacted or purpose of the meeting of stockholders. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the Minutes of the meeting. Except when a person objects, at the beginning of the meeting, (i) to the transaction of any business because the meeting is not lawfully called or convened and (ii) the objection is expressly made at the meeting that such person’s attendance at the meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting, attendance by a person at a meeting shall also constitute a waiver of notice of that meeting.

Section 11. STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

A. If a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted, any action which may be taken at a meeting of stockholders may be taken without a meeting and prior notice. In the case of election of directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, provided that a director may be elected at any time to fill a vacancy on the Board of Directors that has not been filled by the directors, other than a vacancy caused by removal, by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors. All such consents shall be filed with the Secretary of the corporation and maintained in the corporate records.

B. If the (i) consents of all stockholders entitled to vote have not been solicited in writing, any action taken pursuant to subparagraph A of Section 11 of this Article II or (ii) unanimous written consent of all such stockholders have not been received, the Secretary shall give prompt notice of the corporate action approved by the stockholders without a meeting. This notice shall be given in the manner specified in Section 6 of this Article II.

Section 12. RECORD DATE FOR STOCKHOLDER NOTICE, VOTING AND GIVING CONSENTS.

A. For purposes of determining the stockholders entitled to notice of any meeting or vote at any meeting of stockholders, or any adjournment thereof, the Board of Directors may fix in advance, a record date which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Such record date shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting. If the Board of Directors does not fix a record date, the record date for determining stockholders entitled to notice of or vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given. If notice is waived, then at the close of business on the business day next preceding the day on which the meeting is held.

B. For purposes of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix in advance, a record date which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to give consent to corporate action in writing without a meeting, when (i) no prior action by the Board is necessary, shall be the day on which the first written consent is given and (ii) prior action by the Board is necessary, shall be at the close of business on the day the Board adopts the resolution taking such prior action.

C. A determination of stockholders of record entitled to notice of or vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided that the Board of Directors may fix a new record date for the adjourned meeting.

Provisions governing record dates for other purposes are located in Section 1 of Article VIII.

Section 13. PROXIES. Every person entitled to vote for directors or on any matter shall have the right to do so in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of the corporation. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy, by a writing delivered to the corporation stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted, provided that no proxy shall be valid after the expiration of three (3) years from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the General Corporation Law of Delaware.

Section 14. INSPECTORS OF ELECTION. The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting. Before entering upon the discharge of the duties of inspector, each inspector shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

Section 15. MAINTENANCE AND INSPECTION OF STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall, at least ten (10) days before every meeting of stockholders, prepare and make a complete list of the stockholders entitled to vote at the meeting, (i) arranged in alphabetical order and (ii) showing the address of each stockholder and number of shares registered in such stockholder’s name. For a period of at least ten (10) days prior to the meeting, the stockholder list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at a place within the city where the meeting is to be held as specified in the notice of the meeting, or if not specified, at the place where the meeting is to be held. The list shall also be kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

ARTICLE III

DIRECTORS

Section 1. POWERS. Subject to the provisions of the General Corporation Law of Delaware and any limitations in the Certificate of Incorporation and these Bylaws relating to actions required to be approved by the stockholders or outstanding shares, the business and affairs of the corporation shall be managed, and all corporate powers shall be exercised, by or under the direction of the Board of Directors.

Section 2. NUMBER AND QUALIFICATION OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be no less than four (4) or more than seven (7). Within the limits specified above, the number of directors shall be determined by resolution of the Board of Directors. Except as provided in Section 3 of this Article, the directors shall be elected at the annual meeting of the stockholders and hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be stockholders. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws, or any Stockholders Agreement, any or all directors can be removed with or without cause by the vote of the holders of a majority of the outstanding shares.

Section 3. VACANCIES; RESIGNATION.

A. Vacancies on the Board of Directors shall be deemed to exist in the event of (i) the death, resignation or removal of any director, (ii) if the authorized number of directors is increased or (iii) if the stockholders fail, at any meeting of stockholders at which directors are elected, to elect the number of directors to be voted for at that meeting or(iv) if any director duly elected shall refuse in writing to accept the position.

B. Except that a vacancy created by the removal of a director without cause may be filled only by the affirmative vote of the stockholders entitled to elect such director by the Certificate of Incorporation, vacancies on the Board of Directors may be filled by a majority of the remaining (though less than a quorum) directors or the sole remaining director. Each director elected to fill a vacancy shall hold office until the next annual meeting of the stockholders and a successor has been elected and qualified. Unless the notice specifies a later time for resignation to become effective, any director may resign effective on giving written notice to the Chairman of the Board, President, Secretary or Board of Directors. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

Section 4. PLACE OF MEETINGS. Regular meetings of the Board of Directors may be held at any place, within or outside the State of Delaware, that has been designated by resolution of the Board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the Board shall be held at any place, within or outside the State of Delaware, that has been designated in the notice of the meeting or, if not stated in the notice or there is no notice, at the principal executive office of the corporation. Any meeting may be held by conference telephone, electronic video screen communication or electronic transmission by and to the corporation. As long as all members participating in the meeting are able to hear one another, participation in a meeting through use of conference telephone or electronic video screen communication constitutes presence in person at the meeting. If each member participating in the meeting (i) can communicate with all the other members concurrently and (ii) is provided the means of participating in all matters before the board, including without limitation, the capacity to propose or interpose an objection to a specific action to be taken by the corporation. Participation in a meeting through electronic transmission by and to the corporation (other than conference telephone and electronic video screen communication) constitutes presence in person at the meeting.

Section 5. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held without call at such time as shall be fixed by the Board of Directors. Such regular meetings may be held without notice.

Section 6. SPECIAL MEETINGS. Unless the Board consists of only one (1) director, in which case special meetings may be called by such sole director, special meetings of the Board of Directors for any purpose may be called at any time by (i) the Chairman of the Board, (ii) the President or (iii) any two (2) directors. At least four (4) days before the meeting if notice is mailed, twenty four (24) hours before the meeting if notice is given by telephone, hand delivery, facsimile, electronic mail or other means of electronic transmission, charges prepaid and addressed to each director at that director’s address as shown on the records of the corporation, notice of the time, date and place of special meetings shall be given by the persons calling the meeting, orally, in writing or electronic transmission (including electronic mail). Any oral notice given personally or by telephone must be communicated to the director. Unless otherwise indicated in the notice, any business may be transacted at a special meeting.

Section 7. QUORUM. Except to adjourn as provided in Section 9 of this Article III, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. Subject to the provisions of the General Corporation Law of Delaware and these Bylaws which require stockholder approval, every act taken or decision made by the majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors. If any action taken is approved by at least a majority of the required quorum for that meeting at which a quorum is initially present, the meeting may continue to transact business notwithstanding the withdrawal of directors.

Section 8. WAIVER OF NOTICE. If a quorum is present and each of the directors not present signs a written waiver of notice before or after the meeting, the transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though held at a meeting duly held after regular call and notice. The waiver of notice need not specify the purpose of the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the Minutes of the meeting. Except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, notice of a meeting shall be deemed given to any director who attends the meeting.

Section 9. ADJOURNMENT. A majority of the directors present at a meeting of the Board of Directors, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 10. NOTICE OF ADJOURNMENT. Unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of the time and place shall be given before the time of the adjourned meeting in the manner specified in Section 6 of this Article III, notice of the time and place of holding an adjourned meeting need not be given to the directors who were not present at the time of the adjournment.

Section 11. ACTION WITHOUT MEETING. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to that action and such written consent or consents are filed with the Minutes of the Proceedings of the Board.

Section 12. FEES AND COMPENSATION OF DIRECTORS. Directors and members of committees may receive such compensation for their services and reimbursement of expenses, as may be determined by resolution of the Board of Directors. This Section 12 shall not be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services. Members of special or standing committees may receive like compensation and reimbursement of expenses for attending committee meetings.

ARTICLE IV

COMMITTEES

Section 1. COMMITTEES OF DIRECTORS. The Board of Directors may, by resolution adopted by a majority of the authorized number of directors, designate committees of one or more directors to serve at the pleasure of the Board. The Board may designate directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the members thereof present at any meeting not disqualified from voting, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member, whether or not they constitute a quorum. To the extent provided in the resolution of the Board, committees shall have all the authority of the Board, except with respect to:

(a)	the approval, adoption or recommendation to the stockholders of any action which requires stockholder approval under these Bylaws or the General Corporation Law of Delaware, and

(b)	the amendment or repeal of Bylaws or the adoption of new Bylaws.

Section 2. MEETINGS AND ACTION OF COMMITTEES. Meetings and action of committees shall be governed by the provisions of Article III of these Bylaws, Sections 4 through 11 with such changes in the context necessary to substitute the committee and its members for the Board of Directors and its members. Except that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or committee, special meetings of committees may also be called by committee. The Board of Directors may adopt rules, which are not inconsistent with the provisions of these Bylaws, for the government of any committee .

ARTICLE V

OFFICERS

Section 1. OFFICERS. The officers of the corporation shall be a President, Secretary and Treasurer or Chief Financial Officer. At the sole discretion of the Board of Directors, the corporation may also have a Chairman of the Board, Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article V. Unless the Certificate of Incorporation or Bylaws otherwise provide, any number of offices may be held by the same person .

Section 2. ELECTION OF OFFICERS. Except such officers as may be appointed in accordance with the provisions of Sections 3 or 5 of this Article V, the officers of the corporation shall be chosen by the Board of Directors and shall serve at the pleasure of the Board.

Section 3. SUBORDINATE OFFICERS. The Board of Directors may appoint such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may determine.

Section 4. REMOVAL AND RESIGNATION OF OFFICERS.

A.	Any officer may be removed by the Board at any meeting, with or without cause.

B.	Any officer may resign at any time by giving written notice to the corporation. Unless otherwise specified in the notice, any resignation shall take effect at the date of the receipt of that notice or a later time specified in that notice. The acceptance of the resignation shall not be necessary to make it effective.

Section 5. VACANCIES IN OFFICES. A vacancy in any office due to death, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

Section 6. CHAIRMAN OF THE BOARD. If a Chairman of the Board is elected and is present, such Chairman of the Board shall preside at meetings of the Board of Directors and exercise powers and perform duties as may be assigned by the Board of Directors or prescribed by these Bylaws. If there is no President, the Chairman of the Board shall also be the Chief Executive Officer of the corporation and have the powers and duties prescribed in Section 7 of this Article V. In the event of a deadlock of the Board of Directors, to the extent permitted by applicable law, the Chairman of the Board shall have the right to cast the deciding vote in respect of any issue submitted to the Board of Directors, that is subject to approval of the Board of Directors or otherwise requires the approval of the Board of Directors.

Section 7. PRESIDENT. Unless the Board of Directors elects another person as Chief Executive Officer of the corporation, and subject to the (i) supervisory powers as may be given by the Board of Directors to the Chairman of the Board and (ii) control of the Board of Directors, the President shall be the Chief Executive Officer of the corporation and have general supervision, direction and control of the business and officers of the corporation. The President shall preside at all meetings of the stockholders; in the absence of the Chairman of the Board, at all meetings of the Board of Directors. The President shall have the general powers and duties of management usually vested in the office of President of a corporation and powers and duties as may be prescribed by the Board of Directors or Bylaws.

Section 8. VICE PRESIDENTS. In the absence or disability of the President, the Vice Presidents, in order of their rank as fixed by the Board of Directors, or if not ranked, a Vice President designated by the Board of Directors, shall perform all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have other powers and perform duties as may be prescribed for them by the Board of Directors or the Bylaws.

Section 9. SECRETARY. The Secretary shall keep or cause to be kept at the principal executive office or such other place as the Board of Directors may direct, a Minute Book of (i) all meetings with the time and place of holding whether regular or special; if special, how authorized, the notice given, the names of those present at meetings, the number of shares present or represented at stockholders’ meetings and the proceedings. The Secretary shall also keep or cause to be kept a record of stockholders or duplicate record of stockholders at the principal executive office or office of the corporation’s transfer agent or registrar (as determined by resolution of the Board of Directors), showing the (i) names of all stockholders, (ii) their addresses, (iii) number and classes of shares held by each, (iv) number and date of certificates issued for the same and (v) the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall also give or cause to be given notice of all meetings of the stockholders and Board of Directors required by the Bylaws or by law. The Secretary shall also keep the seal of the corporation in safe custody and have other powers and perform other duties as may be prescribed by the Board of Directors, President or Bylaws.

Section 10. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall keep and maintain or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The Chief Financial Officer shall deposit all monies and valuables in the name, and to the credit of, the corporation with depositories as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the corporation as ordered by the Board of Directors and at the directors’ request, render to them an account of all of such Chief Financial Officer’s transactions as Chief Financial Officer and of the financial condition of the corporation. The Chief Financial Officer shall have such powers and perform such other duties as may be prescribed by the Board of Directors or Bylaws.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS,

OFFICERS, EMPLOYEES AND OTHER AGENTS

Section 1. INDEMNIFICATION; RIGHT OF INDEMNITY.

A. The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that such person (i) is or was a director, officer, employee or agent of the corporation or (ii) is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

B. The corporation shall indemnify any person who (i) was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or (ii) is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation; unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or other court shall deem proper, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person duty to the corporation.

C. To the extent that a director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any (i) action, suit or proceeding referred to in subparagraphs A and B or (ii) claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

D. Unless ordered by a court, any indemnification under subparagraphs A and B shall be made by the corporation only as authorized in the specific case and upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subparagraphs A and B. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable or even if obtainable, a quorum of disinterested directors so directs, (iii) by independent legal counsel in a written opinion or (iv) by the stockholders. The corporation, acting through its Board of Directors or otherwise, shall cause such determination to be made if so requested by any person who is indemnifiable under this Article VI.

Section 2. ADVANCEMENT OF EXPENSES. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors, in the manner provided in subparagraph D of Section 1 of this Article VI; upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation as authorized in this Article VI.

Section 3. RIGHTS NOT EXCLUSIVE. The indemnification provided by this Article VI shall not be deemed exclusive of rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 4. INSURANCE. The Board of Directors may authorize the corporation to purchase and maintain insurance on behalf of any person who is or was (i) a director, officer, employee or agent of the corporation or (ii) serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in such capacity or arising out of such person’s status as such (whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VI) by a vote of a majority of a quorum of the Board of Directors

Section 5.DEFINED TERMS.

A. For the purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

B. For purposes of this section, references to (i) “other enterprises” shall include employee benefit plans, (ii) “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan, (iii) “serving at the request of the corporation” shall include service as a director, officer, employee or agent of the corporation which imposes duties on or involves services by such person with respect to an employee benefit plan, its participants or beneficiaries; a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Section 6. CONTINUATION OF INDEMNIFICATION. Unless otherwise provided when authorized or ratified, the indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 7. BOARD AUTHORIZATION REQUIRED. Only if an action, suit, proceeding or part thereof was authorized by the Board of Directors, the corporation shall be required to indemnify a person in connection with such action, suit, proceeding or part thereof initiated by such person.

ARTICLE VII

RECORDS AND REPORTS

Section 1. MAINTENANCE AND INSPECTION OF RECORD OF STOCKHOLDERS. The corporation shall keep at its principal executive office or office of its transfer agent or registrar, as determined by the Board of Directors, a record of its stockholders giving the stockholders’ (i) names, (ii) addresses, (iii) and number and class of shares held. Upon written demand under oath stating the proper purpose thereof, any stockholder shall have the right to inspect the corporation’s stock ledger, list of stockholders and other books and records, during ordinary business hours ..

Section 2. INSPECTION BY DIRECTORS. For a purpose reasonably related to such person’s position as director, every director shall have the right to inspect the corporation’s stock ledger, list of stockholders and other books and records.

Section 3. ANNUAL STATEMENT OF INFORMATION. The corporation shall timely file periodic reports, filings and statements on the prescribed forms, as required by General Corporation Law of Delaware, with the Secretary of State of the State of Delaware.

ARTICLE VIII

GENERAL CORPORATE MATTERS

Section 1. RECORD DATE FOR PURPOSES OTHER THAN NOTICE AND VOTING. For purposes of determining the stockholders entitled to receive payment of any dividend or distribution, allotment of rights or entitled to exercise rights in respect of any lawful action and notwithstanding any transfer of any shares on the books of the corporation after the record date (except as otherwise provided in the General Corporation Law of Delaware), the Board of Directors may in advance fix a record date which shall not be more than sixty (60) days before such action, and in that case only stockholders of record at the close of business on the date so fixed, are entitled to receive the dividend or distribution, allotment of rights or exercise the rights. If the Board of Directors does not fix a record date, the record date for determining stockholders for any purpose shall be at the close of business on the day on which the Board adopts the resolution related thereto.

Section 2. CHECKS, DRAFTS, EVIDENCES OF INDEBTEDNESS. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the corporation shall be signed or endorsed by such persons and in such manner as shall be determined by resolution of the Board of Directors.

Section 3. CORPORATE CONTRACTS AND INSTRUMENTS; HOW EXECUTED. Except as otherwise provided in these Bylaws, the Board of Directors may authorize any officers or agents, in the name of and on behalf of the corporation, to enter into any contract or execute any instrument; this authority may be general or confined to specific instances. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement, pledge its credit or render it liable for any purpose or for any amount.

Section 4. CERTIFICATES FOR SHARES. Every holder of stock of the corporation shall be entitled to have a certificate signed in the name of the corporation by the Chairman or Vice Chairman of the Board, President or Vice President and Treasurer or Chief Financial Officer, Assistant Treasurer, Secretary or Assistant Secretary certifying the number of shares and class or series of shares owned by the stockholder. Any of the signatures on the certificate may be facsimile. Any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be that officer, transfer agent or registrar before that certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer, transfer agent or registrar at the date of issue.

Section 5. LOST CERTIFICATES. Except as provided in this Section 5 and unless an old certificate is surrendered to the corporation and canceled at the same time, no new certificates for shares shall be issued to replace an old certificate. If any share certificate or certificate for other security is lost, stolen or destroyed, the Board of Directors may authorize the issuance of a replacement certificate, on such terms and conditions as the Board requires and including provision for indemnification of the corporation secured by a bond, or other adequate security, sufficient to protect the corporation against any claim that may be made against it; including any expense or liability, on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate.

Section 6. CONSTRUCTION AND DEFINITIONS. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, the term “person” includes both a corporation and a natural person and pronouns of the masculine gender include pronouns of the feminine gender.

Section 7. EMERGENCY PROVISIONS. During any emergency resulting from an attack on the United States, a locality in which the corporation conducts its business or customarily holds meetings of its Board of Directors or its stockholders; during any nuclear or atomic disaster, the existence of any catastrophe or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee cannot readily be convened for action, a meeting of the Board of Directors or committee thereof may be called by any officer or director. Such notice may be given only to the directors or members of the committee as is feasible to reach at the time, and by such means as is feasible at the time including, without limitation, publication or radio. The directors in attendance at the meeting of the Board of Directors and the members of the committee in attendance at the meeting of the committee shall constitute a quorum. If none are in attendance at the meeting, the officers or other persons designated on a list approved by the Board of Directors before the emergency, all in order of priority and subject to such conditions and for such period of time (no longer than reasonably necessary after the termination of the emergency) as provided in the resolution approving the list, shall be deemed directors or committee members, to the extent required to provide a quorum at any meeting of the Board of Directors or of a committee thereof, of the meeting. In the absence of a designation by the Board of Directors, the order of priority of such officers shall be as follows: Chief Executive Officer, President, Vice President, Treasurer or Chief Financial Officer, Vice President, Secretary, Assistant Treasurer, Controller and Assistant Secretary. Before or during any emergency, the Board of Directors may provide and modify lines of succession in the event that during such emergency any officers or agents of the corporation shall be rendered incapable of discharging their duties. Before or during the emergency, the Board of Directors may change the principal executive office or designate several alternative offices or authorize the officers so to do, effective in the emergency.

ARTICLE IX

AMENDMENTS

Section 1. AMENDMENT BY STOCKHOLDERS OR DIRECTORS. These Bylaws may be altered, amended or repealed or new Bylaws adopted by the affirmative vote of a majority of the stockholders or Board of Directors (when such power is conferred upon the Board of Directors by the Certificate of Incorporation) at any regular meeting of the stockholders or Board of Directors, or at any special meeting of the stockholders or Board of Directors at which a quorum is present, provided that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of the special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation, it shall not divest or limit the power of stockholders to adopt, amend or repeal Bylaws.

ARTICLE X

RESTRICTION ON TRANSFER OF SHARES

Section 1. RIGHT OF FIRST REFUSAL. Before there can be a valid sale or transfer of any shares of this corporation by the holder thereof, the holder of the shares to be sold or transferred shall first give notice in writing to the Secretary of this corporation of his intention to sell or transfer such shares (the “Sale Notice”). The Sale Notice shall specify the (i) number of shares to be sold or transferred, (ii) person or persons to whom the shares are to be sold or transferred, (iii) price per share and (iv) aggregate price and terms upon which the holder intends to make the sale or transfer. The corporation shall have the assignable right for fifteen (15) days after receipt of the Sale Notice (the “First Notice Period”) to purchase some or all of the shares; provided that if the corporation elects to purchase some (but not all) of such shares, its election shall be subject to the purchase of the Remaining Shares (as hereinafter defined) by the other stockholders. If the corporation does not elect to purchase all of the shares, within five (5) days after the expiration of the First Notice Period, the Secretary shall mail or deliver a copy of the Sale Notice to each of the other holders of record, together with a statement of the corporation’s action with respect thereto (the “Availability Statement”) which shall include the number of shares purchased by the corporation and the number of shares available for purchase by the stockholders (the “Remaining Shares”). The Sale Notice may be delivered to the stockholders personally or mailed to their last known address as it appears on the books of the corporation. Within fifteen (15) days after the delivering or mailing of the Sale Notices (the “Second Notice Period”), any stockholders desiring to acquire any or all of the Remaining Shares shall deliver to the Secretary of the corporation, a written offer to purchase the specified number of Remaining Shares at the price and upon the terms stated in the Sale Notice. If the total number of shares specified in such offers exceeds the number of Remaining Shares, each offering stockholder shall be entitled to purchase the proportion of Remaining Shares as the number of shares he holds in this bears to the total number of shares held by all stockholders desiring to purchase the Remaining Shares. If all of the Remaining Shares are not disposed of under such apportionment, each such stockholder desiring to purchase shares in a number in excess of such stockholder’s proportionate share shall be entitled within five (5) business days after the Second Notice Period (the “Third Notice Period”) to purchase the proportion of Remaining Shares which remain undisposed of, as the total number of shares he holds bears to the total number of shares held by all stockholders desiring to purchase Remaining Shares in excess of those they are entitled under such apportionment. If any of the Remaining Shares shall remain unpurchased, stockholders desiring to sell or transfer may, within sixty (60) days after expiration of the Third Notice Period, dispose of all shares referred to in the Sale Notice, provided that only to the persons and on the terms specified in said notice. Nothing contained in this Article shall require such notice of offers in connection with a (i) sale or transfer of shares of the stock of this corporation to the father, mother, spouse, brother, sister, child or descendant of the selling or transferring stockholder, (ii) transfer into a trust for the benefit of the stockholder or any such persons identified in section (i) of this sentence, (iii) distribution by a partnership to its partners, a corporation to its stockholders, a limited liability company to its members or (iv) transfer to an entity qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “IRC”), provided that transfers pursuant to section (iv) of this sentence shall require the prior written consent of the corporation. Unless the terms, conditions and provisions of this Article are strictly observed and followed and after any transfer either (i) in compliance herewith or (ii) exempt herefrom, the shares shall remain subject to this bylaw provision, any sale, transfer or purported sale or transfer of the shares of the corporation shall be null and void . Certificates for the common shares of this corporation shall bear legends evidencing these restrictions.

Section 2. SPECIAL RESTRICTIONS. If the corporation and any stockholders adopt a Stockholders Agreement which restricts the transfer of shares of this corporation, among other things, its terms shall supersede those of the restriction set forth in Article X, Section 1 as to any stockholder who is thereby bound.

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CERTIFICATE OF SECRETARY

I, the undersigned, the duly elected Secretary of Reactive Medical Labs Inc., a Delaware corporation, do hereby certify:

That the within and foregoing Bylaws were adopted as the Bylaws of the corporation on June 10 , 2020 by resolution of the Sole Incorporator and the same do now constitute the Bylaws of said corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name on this 10th day of June, 2020.

/s/ Graydon Bensler
Graydon Bensler